EXHIBIT 99.1
PRESS RELEASE

Contact:
Susan A. Brownie
For Immediate Release:	Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Elizabeth Condra
Sr. Director — Communications, Research,
& Investor Relations
(615) 301-3237
mollie.condra@healthstream.com
HealthStream Acquires The Jackson Organization; Launches
HealthStream Research™
Hospitals gain insight through HealthStream Research™ and turn insight into action through
HealthStream Learning™
NASHVILLE, Tenn. —(BusinessWire)—March 12, 2007—HealthStream, Inc. (NASDAQ: HSTM) announced today that it has acquired The Jackson Organization (TJO), a privately held leader in healthcare research. Building on the success of HealthStream’s existing Data Management & Research (DMR) unit, the Company also announced the launch of its research group, which will be known as HealthStream Research™. J. Edward Pearson, who joined HealthStream in June 2006, will continue to serve as senior vice president of HealthStream and as president of the HealthStream Research™.
Robert A. Frist, Jr., president and chief executive officer, HealthStream, commented, “With the launch of HealthStream Research™, we believe HealthStream becomes a more powerful strategic partner for healthcare organizations, offering insight through research and improved performance through learning.”
Based in Maryland, TJO has approximately 300 healthcare facility customers, which when combined with HealthStream’s existing DMR customer base represents over 1,100 healthcare facilities, or approximately 22 percent of the nation’s acute-care hospitals. HealthStream Research™—now comprised of TJO and DMR—provides valuable insight about patients’ experiences, workforce engagement, physician relations, and community perceptions of hospital services. Executives at client healthcare organizations will be presented with a compelling opportunity to transform insight into action with HealthStream’s industry-leading learning solutions.
“TJO and DMR’s product strengths and customer bases are highly complementary. As a result, HealthStream Research™ enters the market with a strong, full-service product offering,” said J. Edward Pearson, president, HealthStream Research™. “Moreover, the combination of their historical research amassed about hospital employees, physicians, patients, and community perceptions establishes HealthStream as one of the industry’s foremost benchmarking resources.”
Both TJO and DMR experienced growth during 2006 as a result of adding new customers and expanding relationships with existing customers. Industry-wide, interest is increasing in research, due, in part, to the CAHPS® (Consumer Assessment of Health Plan Survey) Hospital Survey launched by the Centers for Medicare & Medicaid Services (CMS) in partnership with the Agency for Healthcare Research and Quality (AHRQ). According to the Deficit Reduction Act of 2005, hospitals must now submit data for all required quality measures—which includes the CAHPS® Hospital Survey—in order to receive the full market basket increase to their reimbursement payment rates from CMS. Hospitals that fail to submit this survey data, beginning in July 2007, will incur a reduction of 2.0 percentage points in payment rates in 2008. TJO and DMR have both been designated as certified vendors, and will continue to offer CAHPS® Hospital Survey services as HealthStream Research™.
“HealthStream is an ideal fit for The Jackson Organization to grow our customer base and advance our service to the healthcare industry,” said David Jackson, president and chief executive officer of The Jackson Organization, who will serve as a consultant to HealthStream. “Our companies share a common vision of improving healthcare and expect an exciting future as HealthStream Research™”.
From HealthStream Research™, TJO and DMR customers will continue to receive the same high level of service and quality research they have grown accustomed to receiving. Routine operations at TJO and DMR will remain in their respective offices in Laurel, Maryland and Franklin, Tennessee, respectively. In addition, the strong management teams that have successfully led each of these organizations will remain on board with their respective personnel as part of HealthStream Research™. J. Edward Pearson, who has provided senior leadership to the Company’s research business since joining HealthStream last June, will continue to lead this operating group—now HealthStream Research™.
Historical Results and Transaction Terms
For the full year 2006, TJO’s unaudited revenues approximated $10.8 million, net income approximated breakeven, and earnings before interest, taxes, depreciation and amortization (EBITDA) approximated $0.2 million. Net Income adjusted to exclude certain compensation of $0.7 million, interest expense of $0.1 million and expenses associated with relocation to a new office of $0.2 million, approximated $1.0 million. Adjusted EBITDA including the further exclusions listed above, approximated $1.3 million for 2006.
HealthStream has purchased all of the shares of TJO for approximately $12.65 million, consisting of approximately $11.65 million of cash consideration and 252,616 shares of HealthStream common stock. A significant portion of both the cash and stock consideration is subject to escrow. Additional payments totaling $650,000 will be made under a consulting agreement and for achieving certain financial objectives.
Updated 2007 Guidance
For the period from March 13, 2007 through December 31, 2007, TJO is expected to increase our 2007 revenue by $9.0 to $10.0 million. We also expect the acquisition to be accretive, increasing our previous range of 2007 earnings guidance by $0.01 per diluted share. With the inclusion of TJO, our full year revenue guidance for FY 2007 is now $44.5 to $45.5 million or 40 to 43 percent growth over 2006 results and increases our range of earnings guidance to $0.13 to $0.15 per diluted share. This guidance reflects the addition of TJO’s operations, the impact of our initial estimate of $0.8 million in amortization of definite-lived intangibles, the elimination of interest income on our cash and investment balances which were used as consideration for the acquisition as well as incremental interest expense on $1.5 million of borrowings under our revolving credit facility. Our previous earnings guidance for 2007 indicated break-even results in the first quarter, which we reiterate.
Gross margins for the full year 2007 are expected to approximate our 2006 full year gross margins. Our revised guidance reflects the cost structure associated with TJO’s call center and operations teams, which are staffed to support further growth and scale of our integrated operations. We are not anticipating significant changes to product development expenses from our previous guidance, however as a percentage of revenues, this expense component is anticipated to decline. We expect spending in sales, marketing and account management for the full year 2007 will be comparable with 2006 as a percentage of revenue. General and administrative expenses are expected to increase moderately as a percentage of revenues.
We expect that our capital expenditures for the full year 2007 will increase from previous guidance by $0.5 to $5.0 million, due to planned investments and integration. Our post-closing cash, investments and related interest receivable is expected to approximate $3.0 million with $8.5 million available under our existing revolving credit facility.

About HealthStream
HealthStream (NASDAQ: HSTM) is a leading provider of learning and research solutions for the healthcare industry, transforming insight into action to deliver outcomes-based results for healthcare organizations. Through its research products, executives from approximately 1,100 healthcare facilities gain valuable insight about patients’ experiences, workforce challenges, physician relations, and community perceptions of their services. Through HealthStream’s learning solutions—which are used by approximately 1.4 million hospital-based healthcare professionals—healthcare organizations create safer environments for patients, increase clinical competencies of its workforce, and facilitate the rapid transfer of the latest knowledge and technologies. Based in Nashville, Tennessee, HealthStream has three satellite offices. For more information about HealthStream’s learning and research solutions, visit www.healthstream.com or call us at 800-933-9293.
This press release includes certain forward-looking statements (statements other than solely with respect to historical fact) that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to the ability of the Company to integrate the operations of TJO successfully and the other risks and uncertainties set forth in the Company’s Annual Report on Form 10-K and other filings with the SEC. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. Such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.
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